UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

PARAGON TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 21, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Calls on the Board of Ocean Power Technologies to Return Years of Excessive Board Compensation Back to the Company

EASTON, PA – July 21, 2023

Paragon Technologies (OTC: PGNT) owns approximately 4.0% of the outstanding shares of Ocean Power Technologies (NYSE American: OPTT). On July 11, OPT issued a response to Paragon’s public letter released that morning. Yet again, rather than respond to the alarming and factual statements Paragon has made regarding OPT’s historic financial losses and rapidly degrading balance sheet, management and the Board continue to paint lipstick on OPT’s business.

On July 12, OPT announced its Fiscal 2023 results. In announcing the highlights for the year, CEO Philipp Stratmann touts the “best year of revenue generation since fiscal 2015” and “positive gross margin for the first time since fiscal 2016.” What management FAILED to even mention or explain is the $28 million in annual expenses, up almost 35% year over year. Management failed to talk or explain the $26 million net loss in fiscal 2023, up almost 40% year over year.

OPT recently told shareholders that its “Board is actively engaged in overseeing management’s execution of the Company’s strategy and is comprised of six highly qualified directors, five of whom have been appointed in the last three years.”

Since those highly qualified directors and CEO were appointed in the last three years, below is their scorecard of their active oversight of OPT:

Fiscal Year Ended	2021	2022	2023
Sales	$1.2M	$1.8M	$2.7M
Expenses	$12.5M	$21.5M	$28.3M
Net Loss	($14.8M)	($18.9M)	($26.3M)
Cash & ST Inv.	$83.0M	$57.3M	$34.7M
Shares Outs.	52.5M	55.9M	56.3M
Shareholder Equity	$80.5M	$68.8M	$44.0M

OPT’s newly refreshed Board and CEO have indeed delivered for shareholders – delivered a disastrous record. In the past three years, nearly $50 million in cash has been burned to achieve:

•	Record losses of almost $60 million
•	Less than $6 million in total revenues

Despite the staggering and unjustifiable destruction of OPT shareholder value, the Board has seen itself fit to reward itself in a manner that we believe is self-serving and detrimental to shareholders while the business strategy bleeds OPT dry.

Paragon asks OPT shareholders to read the following chart closely:

Fiscal Year Ended	2021	2022	2023
Sales	$1.2M	$1.8M	$2.7M
Board and Exec. Comp	$2.1M	$3.0M	???
% Total Compensation to Sales	175%	168%

In Fiscal 2018, total board and NEO compensation was 390% - nearly four times – of OPT sales.

In Fiscal 2019, total such compensation was 260% of sales.

OPT has compensated its directors and named executive officers more money than the company is generating in total sales!

The level of Board compensation is egregious and an insult to shareholders in the worst possible way. Sadly shareholders should not be surprised as this Board appears to believe it is entitled to do what it wishes with the Company’s assets as it touts the purported amazing progress the Company has made.

Paragon hereby demands that OPT’s directors return all excessive Board compensation to the Company over the past ten years since the present Chairman Terence Cryan has been on the Board.

Recent precedent has come down in favor of shareholders when Board compensation has been excessive as evidenced by the recent return of $735 million in board compensation from Tesla board members.

Paragon believes that OPT’s Board has violated the most fundamental fiduciary obligation that directors are required to uphold, its duty of care in doing what is in the best interests of shareholders. On behalf of all shareholders, Paragon intends to hold the Board accountable to the fullest extent of the law.

We appreciate the support from shareholders thus far. Please email us at ir@pgntgroup.com if you would like to learn more.

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Paragon Technologies, Inc. intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,229,443 shares of common stock of the company, par value $0.001 per share (“Common Stock”).

Paragon Technologies, Inc., and Paragon’s director nominees will be the participants in the proxy solicitation. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC.